UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report — June 30, 2017

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669

(Address of principal executive offices)

Registrant’s telephone number, including area code:   (920) 727-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 30, 2017, Bemis Company, Inc. (the “Company”) issued a press release announcing a restructuring and cost savings program to improve efficiency and profitability that further positions the Company for long-term success.  The Company has definitive plans to close two manufacturing facilities and is evaluating opportunities to consolidate additional facilities.  In addition, the Company will reduce its administrative support cost structure to align with the current business environment.  In connection with the multi-year initiative, the Company has estimated a reduction of 5 percent of its global administrative workforce, or approximately 300 positions.

The Company is targeting an annual savings run rate of $55-$60 million by 2019, before taxes, from the restructuring and cost savings program.  In connection with the program, the Company anticipates that it will incur costs, including employee severance and termination benefits, asset write-offs and impairments and other restructuring related costs.  The company estimates incurring restructuring expenses of $65-$75 million and other program related costs of $10-$15 million, with an additional $25 - $30 million capital investment related to executing the restructuring program.

Further information will be disclosed as program details are finalized, including the estimated range of amounts to be incurred by type and future cash expenditures associated with the program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Michael B. Clauer
Michael B. Clauer,
Senior Vice President and Chief Financial Officer
Date	July 7, 2017